Exhibit 99.1
NEWS
[ONEOK Logo]	[ONEOK Partners Logo]
Analyst Contact: Dan Harrison	Analyst Contact: Ellen Konsdorf
918-588-7950	877-208-7318
Media Contact: Megan Washbourne	Media Contact: Beth Jensen
918-588-7572	402-492-3400

ONEOK and ONEOK Partners to present at

2006 Wachovia Pipeline Conference

TULSA, Okla. -- Nov. 29, 2006 -- ONEOK, Inc. (NYSE:OKE) and ONEOK Partners, L.P. (NYSE: OKS) will present at the 2006 Wachovia Pipeline Conference in New York on Tuesday, Dec. 5, 2006, beginning at approximately 2:30 p.m. Eastern Time (1:30 p.m. Central Time).

John W. Gibson, chief executive officer-elect for ONEOK and ONEOK Partners, and Jim Kneale, president and chief operating officer-elect of ONEOK, will present.

Copies of the presentation will be available the morning of the conference at ONEOK's Web site (www.oneok.com) and ONEOK Partners' Web site (www.oneokpartners.com).

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Its general partner is a subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. OKE- FV OKS-FV

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

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